Exhibit 10.3

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into on this 16th day of August, 2023, by and between Deverra Therapeutics, Inc., a Delaware corporation (“Deverra”), and Coeptis Therapeutics Holdings, Inc., a Delaware corporation (“Coeptis”). Deverra and Coeptis may each be referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 1 herein.

BACKGROUND

WHEREAS, Deverra owns or controls certain proprietary rights, regulatory approvals, know-how and technology related to the Target IP and the Purchased Assets;

WHEREAS, Deverra desires to (i) sell, assign, transfer, convey and deliver to Coeptis, and Coeptis desires to purchase, acquire and accept from Deverra, the Purchased Assets and (ii) license and sublicense to Coeptis, and Coeptis desires to license and sublicense from Deverra, certain of the Target IP, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Parties will be entering into certain Ancillary Agreements, including a License Agreement and a Sublicense Agreement pursuant to which Coeptis and its Affiliates shall license and sublicense, respectively, from Deverra certain rights with respect to the development and commercialization of the Products, on an exclusive basis.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                  DEFINITIONS.

1.1              “Coeptis Party(ies)” means Coeptis and its Affiliates.

1.2              “Affiliate(s)” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (i) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.3              “Ancillary Agreements” means, collectively, the Bill of Sale, Assignment and Assumption Agreement, the License Agreement, the Sublicense Agreement and the License Recordation Letter.

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1.4              “Applicable Laws” means all federal, state, local or foreign laws, codes, statutes, ordinances, regulations, rules, guidance, or orders of any kind whatsoever pertaining to either Party, the Target IP or the Purchased Assets or any of the activities performed by Deverra prior to the date hereof and the date of Closing and/or the activities contemplated by this Agreement, including, without limitation, all relevant European Union Law, the FDCA, Public Health Services Act, Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the Health Insurance Portability and Accountability Act of 1996, data security and confidentiality, patient and information privacy, and tax laws, and any other regulations promulgated by any Governmental Authority, all as amended from time to time in the relevant territory.

1.5              “Assigned Contracts” means the Contracts between Deverra or its Affiliates and Third Parties that are listed on Section 1.5 of the Deverra Disclosure Schedule.

1.6              “Assumed Liabilities” has the meaning set forth in Section 2.5.

1.7              “Bill of Sale, Assignment and Assumption Agreement” means a bill of sale, assignment and assumption agreement in substantially the form and substance attached hereto as Exhibit A.

1.8              “Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States, or any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

1.9              “cGCP” means the then-current applicable current Good Clinical Practice requirements under Applicable Laws for clinical trials that support or are intended to support Registrations, including as set forth in International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline and in 21 C.F.R. Parts 50, 54, 56, and 312, and as otherwise required by the applicable Governmental Authority in any jurisdiction in the world.

1.10           “cGLP” means the then-current Good Laboratory Practice requirements under Applicable Laws for nonclinical laboratory studies that support or are intended to support applications to conduct research in humans or to obtain Registrations, including as set forth in 21 C.F.R. part 58 and EC Directives 2004/10/EC and 2004/9/EC, and as otherwise required by the applicable Governmental Authority in any jurisdiction in the world.

1.11           “cGMP” means the FDA’s current Good Manufacturing Practice Regulations at 21 C.F.R. Parts 210 and 211, 21 U.S.C. 351(a), and the applicable counterpart requirements for the manufacture, warehousing, packaging, and distribution of drug products for human use promulgated by Governmental Authorities in countries outside the United States where the a Product (or any component thereof) is or was previously manufactured, produced, distributed, marketed, sold or developed by Deverra or any of its Affiliates, including any amendments or revisions thereto.

1.12           “Clinical Data” means all data collected or otherwise generated under or in connection with all clinical studies (whether inside the US or outside the US), including all bioequivalence studies, including: (a) raw data, reports listing or summarizing such data, and results with respect thereto, including all case report forms; (b) the tables, figures and graphs based upon the rules and instructions described in the statistical analysis plan for all studies in the SAS data sets compiled from the clinical data management database; (c) a detailed summary of all data generated or compiled in connection with the clinical studies (including electronic or other reasonable access to all raw data, including case report forms); and (d) all results and analyses of the clinical studies, including all analyses conducted by Deverra or its Affiliates in connection with the clinical studies, including, without limitation, the pre-clinical and clinical data identified on Section 1.12 of the Deverra Disclosure Schedule, in each case relating specifically to the Target IP and the Products.

1.13           “Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party with respect to any objective, reasonable, good faith efforts to accomplish such objective as a Person in the life sciences industry would normally use to accomplish a similar objective under similar circumstances, taking into consideration the stage of development or product life, market potential, efficacy, safety, approved labeling, competitiveness of alternative products sold by Third Parties in the marketplace, patent and other proprietary positions, and profitability (including royalties payable to licensors of patent or other intellectual property rights).

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1.14            “Confidential Information” means technical, financial, manufacturing or marketing information, ideas, methods, developments, improvements, business plans, know-how, trade secrets or other proprietary information relating thereto, together with analyses, compilations, studies or other documents, records or data prepared by the Parties and their Affiliates which contain or otherwise reflect or are generated from such information.

1.15            “Contracts” means any and all binding commitments, contracts, purchase orders, licenses, permits, instruments, commitments, arrangements, undertakings, practices or other agreements.

1.16           “Control” means, with respect to any item of Deverra Intellectual Property Rights or Confidential Information, ownership of or possession of the right, whether directly or through an Affiliate, by ownership or license, to use, assign or practice such item of Deverra Intellectual Property Rights or Confidential Information.

1.17           “CTA” means Clinical Trial Application (or non-US equivalent thereof) filed with any Governmental Authority.

1.18           “Deverra Intellectual Property Rights” has the meaning set forth in Section 4.2.5(a).

1.19           “Deverra Patent Rights” means all Patent Rights Controlled by Deverra that claim or otherwise cover any portion of the Target IP, any Product, the development or manufacture of any Product or the use of any Product including, without limitation, the Inventory and the Patent Files.

1.20           “Drug Laws” means the Food, Drug and Cosmetic Act, the Public Health Service Act, any Applicable Law or similar laws of any foreign jurisdiction.

1.21           “Effective Transfer” means, on a Regulatory Approval by Regulatory Approval basis, the various filings required to be made by Deverra and described on Section 1.21 of the Deverra Disclosure Schedule, and following such filings, the transfer of legal ownership of the Regulatory Approvals to a Coeptis Party and the acknowledgement of such transfer by the applicable Pharmaceutical Product Regulatory Authority.

1.22           “Encumbrance” means any lien, mortgage, security interest, pledge, restriction on transferability or use, right of first refusal, defect of title, restriction on receipt of income or other attribute of ownership, or other claim, charge or encumbrance of any nature whatsoever on any asset, property or property interest.

1.23           “Equipment” means all equipment owned or Controlled by Deverra, wherever located, related to the Target IP and any development efforts related thereto.

1.24           “Excluded Tax Liabilities” means any liability for (i) Taxes that relate, or are attributable, to the Purchased Assets or the Assumed Liabilities, in each case for any Pre-Closing Tax Period (including the Taxes apportioned to a Pre-Closing Tax Period pursuant to Section 3.3.3), (ii) Taxes of Deverra, (iii) payments by Deverra under any Tax allocation, sharing or similar agreement or arrangement, other than pursuant to this Agreement or the Ancillary Agreements, and (iv) any Transfer Taxes payable by Deverra (as determined under Section 3.3.2).

1.25           “FDA” means the United States Food and Drug Administration, and any successor agency(ies) or authority having substantially the same function.

1.26           “FDCA” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. § 321, et seq.

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1.27           “Governmental Authority” means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government, including the FDA.

1.28           “IND” means Investigational New Drug Application filed with the FDA pursuant to 21 C.F.R. §312, or the equivalent application or filing filed with any equivalent agency or Governmental Authority.

1.29           “Institutional Review Board” means any domestic or foreign institutional review board or ethics committee overseeing any clinical trial involving the Product.

1.30           “Intellectual Property Rights” means (i) Patent Rights, (ii) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications and domain names, (iii) copyrights, copyright registrations and copyright applications, (iv) Know How, inventions, formulae, data, ideas, creations, works, processes, designs and methods (whether or not patentable, copyrightable, registrable as a mask work, protectable as a trade secret or otherwise protectable as an intellectual property right), which are incorporated in or related to the design, function, structure, and/or manufacture of present or future products that could comprise a Product (defined below), including any derivative works made in connection with the development of such products etc. that is or can be used in connection with development by Coeptis of any Product and (v) all rights in all of the foregoing provided by Applicable Law.

1.31           “Inventory” means all inventory owned or Controlled by Deverra, wherever located, related to the Target IP and any development efforts related thereto, including, without limitation, that inventory listed on Section 1.31 of the Deverra Disclosure Schedule.

1.32           “Know How” means any and all know-how, trade secrets and proprietary technology that is controlled by Deverra that relates to the Target IP, regulatory files, ongoing development programs related to the Target IP, any Product that is developed utilizing, separately or in combination, any portion of the Target IP, any information that has been or is being used for the development, manufacture, import, use or sale of a product based on any Target IP (including, without limitation, enhancements, manufacturing processes or protocols, writings, documentation, data, technical information, techniques, results of experimentation and testing, diagnostic and prognostic assays, specifications, databases, any and all laboratory, research, pharmacological, toxicological, analytical, quality control, pre-clinical and clinical data, safety data, chemistry, manufacturing and control data and other information and materials, whether or not patentable).

1.33           “Knowledge” means, with respect to Deverra, all facts actually known, without further inquiry or investigation, by Colleen Delaney or Michael W. Yurkowsky.

1.34           “Liability” means, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, due or to become due, absolute or contingent, accrued or not accrued, and whether or not required to be reflected in the financial statements in accordance with Generally Accepted Accounting Principles.

1.35           “License Agreement” means the license agreement in the form and substance mutually agreed to by Coeptis and Deverra.

1.36           “Licensed IP” means those intellectual property assets that will be licensed by Deverra to Coeptis under the License Agreement, including, without limitation, those set forth on Section 1.36 of the Deverra Disclosure Schedule.

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1.37           “Losses” means any and all losses, liabilities, damages, claims, awards, judgments, Taxes, interest, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees, experts’ fees and other similar out-of-pocket expenses) actually suffered or incurred, but excluding punitive, special, exemplary, incidental or consequential damages unless (a) in connection with a breach of Sections 3.7 or 3.8 or (b) such punitive, special, exemplary, incidental or consequential damages are awarded to a Third Party in connection with a Third Party Claim.

1.38           “Manufacturing Documentation” means any and all documentation that is under the possession or control of Deverra (or any of its Affiliates or Third Party contractors) for manufacturing related to any Product (or any component thereof), including, without limitation, the Manufacturing Documentation owned by Deverra that is listed on Section 1.38 – Part A of the Deverra Disclosure Schedule (“Owned Manufacturing Documentation”) and the Manufacturing Documentation owned by any of Deverra’s Third Party suppliers (“Third Party Supplier Manufacturing Documentation”) that is comprised of those documents listed on Section 1.38 – Part B of the Deverra Disclosure Schedule.

1.39           [RESERVED]

1.40           “Owned Manufacturing Documentation” has the meaning set forth in Section 1.38.

1.41           “Patent Application” means (a) those patent applications set forth on Section 4.2.5(a) of the Deverra Disclosure Schedule, including patent applications claiming priority to said application, including non-provisionals, national stage applications, divisions, continuations, continuations-in-part, utility models, and designs, any priority documents of said application, any applications which claim priority to a priority document of said application, and any other related applications and equivalents thereof, along with both the right to claim priority to said application and the right to claim priority to any priority documents of said application, and (b) all Patent Rights issuing under any patent application covered by the foregoing clause (a).

1.42           “Patent Files” mean copies of the following to the extent comprising or relating to Deverra Patent Rights: (a) all patents, patent applications, assignments and correspondence to and from any country (whether or not to or from Deverra); and (b) to the extent that the same are in existence and related to the items in clause (a), all files, records, workbooks (including, without limitation, laboratory notebooks), correspondence, data, notes and information in the possession or Control of Deverra or its agents.

1.43           “Patent Rights” means all rights arising under patents, provisional patent applications, patent applications or invention registrations, as well as any substitutions, continuations, continuations-in-part, divisionals and all reissues, renewals, reexaminations, extensions, supplementary protection certificates, confirmations, revalidations, registrations or patents, and all foreign counterparts thereof, registered or applied for in the United States and all other nations throughout the world, in connection with any of the foregoing.

1.44           “Permitted Encumbrances” means (i) encumbrances for taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (ii) encumbrances that will be released prior to or as of the Closing, and (iii) encumbrances arising for the benefit of one of the Parties related to this Agreement or any of the Ancillary Agreements.

1.45           “Person” means any individual, corporation, partnership, joint venture, limited liability company, joint stock company, trust or unincorporated organization or Governmental Authority.

1.46           “Pharmaceutical Product Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals or medical products, including the FDA.

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1.47           “Pharmacovigilance Documentation” means the pharmacovigilance data extract from the global safety database, copies of adverse event case files, copies of PSURs, copies of any other pharmacovigilance documents that may be necessary to meet the ongoing global pharmacovigilance obligations related to the Products.

1.48           “Preclinical Stud(y/ies)” means all studies and other testing, including any animal or other non-clinical studies and testing, not conducted on humans.

1.49           “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period ending at the end of the Closing Date.

1.50           “Product” refers to any product or therapeutic approach that is or may be developed utilizing, separately or in combination, any portion of the Target IP or the Purchased Assets, including without limitation those related to Deverra’s DVX201-COVID19 and DVX-AML-01 NK cell programs and products. For the avoidance of doubt such products are not restricted to COVID-19 or AML applications but any and all applications which use or incorporate any of the Target IP.

1.51           “Product Confidential Information” means all Confidential Information Controlled by Deverra to the extent related to the development, manufacturing or commercialization, as applicable, of any Product or any Purchased Assets, including, without limitation, the Manufacturing Documentation, Regulatory Documentation and the Technical Information.

1.52            “Purchased Assets” means the Clinical Data, Inventory, Regulatory Documentation, Owned Manufacturing Documentation, Product Confidential Information, Registrations, drug master files for all Products, Pharmacovigilance Documentation and all of Deverra’s rights (subject to any obligations) under the Assigned Contracts, together with all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement of any of the foregoing or for any other claims for breach of contract or otherwise related to the Purchased Assets, and all goodwill related to the foregoing. For the avoidance of doubt, the Purchased Assets do not extend outside the Field (as such term is defined in the License Agreement and the Sublicense Agreement). No rights to assets outside of the Field are intended to be transferred to Coeptis under this Agreement.

1.53           “Records” means all materials whether in electronic or paper format related to the Purchased Assets currently in the possession of Deverra or its Affiliates or their respective Third Party agents.

1.54           “Registrations” means, with respect to any jurisdiction, any and all of the regulatory approvals, licenses, registrations, agreements, permits, exemptions, clearances, certificates, consents, authorizations, other permissions, and requests for approval for, and supplements or amendments to, the foregoing Controlled by Deverra or its Affiliates relating to any Product or studies related thereto issued by any Governmental Authority, necessary or useful to study, manufacture, market, sell or distribute a Product, including where applicable, applications for pricing and reimbursement approval.

1.55           “Regulatory Approvals” means an approval by the applicable Pharmaceutical Product Regulatory Authority of Product for countries both inside and outside the United States of the Registrations which are set forth on Section 1.55 of the Deverra Disclosure Schedule.

1.56            “Regulatory Documentation” means any and all applications to or from the FDA or any other Governmental Authority for approvals (including all drug approval applications, INDs, IND amendments, CTAs and CTA amendments), registrations, licenses, authorizations and approvals (including all Registrations), submissions, notifications, and Preclinical Study and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) prepared for submission to a Governmental Authority or research Institutional Review Board with a view to the granting of any Registration (investigational new drug application or clinical trial application), approvals granted by or received from the FDA or any other Governmental Authority (including marketing approvals, variations and pricing applications) or other marketing authorization or approval, and any correspondence to or with the FDA or any other Governmental Authority with respect to any Product (including minutes, tracking logs, internal meeting minutes and contact reports, and official contact reports relating to any communications, written or verbal, with any Governmental Authority), and all data contained in any of the foregoing, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files relating to any Product.

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1.57           “Representatives” means, with respect to any Party, such Party’s counsel, accountants, financial advisors, lenders and other agents and representatives.

1.58           “Straddle Period” means any Tax period beginning on or before, and ending after, the Closing Date.

1.59           “Sublicense Agreement” means the sublicense agreement in form and substance mutually agreed to by Coeptis and Deverra.

1.60           “Sublicensed IP” means those intellectual property assets that will be sublicensed by Deverra to Coeptis under the Sublicense Agreement, including, without limitation, those set forth on Section 1.60 of the Deverra Disclosure Schedule.

1.61           “Target IP” means collectively the Licensed IP and the Sublicensed IP.

1.62           “Tax” or “Taxes” means (a) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross margins, personal property, sales, use, transfer, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, fine, penalty, or addition thereto, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of being a transferee of or successor to any Person or as a result of an obligation to indemnify any Person.

1.63          “Tax Return” means any report, return, declaration or other information or filing, including any amendments thereto, supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, claims for refund and any documents with respect to or accompanying payments of estimated Taxes.

1.64          “Taxing Authority” means any federal, state, or local Governmental Authority responsible for the assessment, collection, imposition or administration of any Tax.

1.65          “Technical Information” means any and all technical and/or scientific data and information, including any chemical, formulation, structural, functional biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, process, pre-clinical, clinical, assay, control, safety, manufacturing and quality control data and information, and all copyrights, trade secret rights and other Intellectual Property Rights relating to any of the foregoing.

1.66          “Third Part(y/ies)” means any Person(s) other than Deverra and its Affiliates and Coeptis Parties.

1.67          “Third Party Supplier Manufacturing Documentation” has the meaning set forth in Section 1.38.

1.68          “Transfer” means (i) the assignment of rights relating to such Registration for such Product in such country or (ii) termination of such Registration and issuance of a new Registration for such Product in such country.

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1.69          “Transfer Date” means, with respect to a Product, and on a country-by-country basis, the effective date of the Transfer of the Registration, as approved by the applicable Governmental Authority in such country for the Product from Deverra or its Affiliate to Coeptis or its Affiliate or, if applicable, the issuance of a New Registration with respect thereto to Coeptis or its Affiliate.

1.70          “United States” means the United States of America, its territories, protectorates and possessions.

2.                  PURCHASE AND SALE.

2.1             Purchase and Sale of Assets. On the terms and conditions of this Agreement, Deverra hereby sells, assigns, transfers and conveys to Coeptis, and Coeptis hereby purchases, acquires and accepts from Deverra, all right, title and interest in, to and under the Purchased Assets free and clear of any and all Encumbrances (other than Permitted Encumbrances) by execution and delivery of the Bill of Sale and Assignment and Assumption Agreement. Deverra shall (a) deliver to Coeptis all Purchased Assets of a tangible nature promptly following the Closing, (b) make immediately available to Coeptis in accordance with the terms of the License Agreement or the Sublicense Agreement, all information, files and documentation that is licensed or sublicensed to Coeptis under the License Agreement or Sublicense Agreement, including without limitation the Patent Files and (c) deliver to Coeptis all Third Party Supplier Manufacturing Documentation listed on Section 1.38 – Part B of the Deverra Disclosure Schedule promptly following the Closing. Deverra shall use Commercially Reasonable Efforts to ensure that tangible copies of Third Party Supplier Manufacturing Documentation not listed on Section 1.38 – Part B of the Deverra Disclosure Schedule and the raw Clinical Data related to Product related studies will be delivered by Deverra to Coeptis at or promptly following Closing. The Pharmacovigilance Documentation shall be transferred as quickly as possible following Closing at Coeptis’ cost and expense, but in no event shall such transfer take place later than ten (10) days following Closing.

2.2             Purchase Price. Subject to the terms and conditions set forth herein, in consideration for the sale, transfer, assignment, conveyance, license and delivery of the Purchased Assets and the execution and delivery of the License Agreement and the Sublicense Agreement, Coeptis will:

2.2.1        pay to Deverra, by wire transfer of immediately available funds to a bank account designated by Deverra, on the Closing Date, Five Hundred and Sixty-Seven Thousand Six Hundred and Nine and 20/100 dollars ($567,609.20) (the “Cash Purchase Price”); provided that Deverra acknowledges that as of the Closing Date, Coeptis loaned to Deverra cash in the aggregate amount of Five Hundred and Sixty-Seven Thousand Six Hundred and Nine and 20/100 dollars ($567,609.20), which loan will be reduced by the Cash Purchase Price in which case the loan will be deemed repaid in full as of the time of such credit; and

2.2.2        within five (5) Business Days following the Closing Date, deliver four million (4,000,000) shares of Coeptis’ common stock, par value $0.0001 per share, to Deverra or its designees (the “Equity Purchase Price” and together with the Cash Purchase Price the “Purchase Price”).

2.3              Right of Reference. The Parties acknowledge and agree that the License Agreement and Sublicense Agreement, as applicable, will contain a grant from Deverra to Coeptis of (a) an exclusive (even as to Deverra and its Affiliates, and any successor or assign), perpetual and irrevocable royalty-free license, with a right to grant sub-licenses, to cross-reference Deverra’s Registrations, including regulatory filings and materials (including Registrations applicable to the Target IP and the Products) for purposes of Coeptis obtaining and maintaining Registrations for Products (alone or in combination). In furtherance of the foregoing, Deverra shall agree, promptly upon the written request of Coeptis specifying the Governmental Authority, to deliver a letter to the applicable Governmental Authority authorizing Coeptis to use and reference, the applicable Registrations. The Parties further agree that the License Agreement and Sublicense Agreement, as applicable, shall obligate Coeptis to provide Deverra with prior written notice of any sublicense. In addition to the foregoing, Deverra shall also agree in the License Agreement and Sublicense Agreement, as applicable, to provide Coeptis electronic copies of all the results of the Clinical Data promptly upon such data becoming available to Deverra, and shall grant Coeptis the right to use any of such Clinical Data for the sole purpose of undertaking any and all development activities in respect of any Product and/or in support of any Registrations for any Product.

2.4              Closing. The closing of the purchase and sale of the Purchased Assets hereunder (the “Closing”) shall take place remotely via the electronic exchange of executed documents on the date of this Agreement (the “Closing Date”). At the Closing, the Parties will exchange (or cause to be exchanged) the Purchase Price, certificates and/or other documents, or do, or cause to be done, all of the things respectively required of each Party as specified herein.

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2.5              Assumption of Liabilities. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Coeptis shall assume, effective as of the Closing Date, (a) the Assigned Contracts and all Liabilities thereunder relating to acts, omissions or events first occurring or arising from and after the Closing Date, and (b) those other Liabilities specifically listed in Schedule 2.5 hereto (collectively, the “Assumed Liabilities”).

2.6              Retained Liabilities. It is expressly agreed and understood that other than the Assumed Liabilities, Coeptis shall not assume, nor shall it be liable for, or otherwise be obligated to pay, perform or discharge, any Liabilities of Deverra or its Affiliates or Representatives, including, without limitation, any Liabilities arising from any litigation, claim, lawsuit, proceeding, investigation, judgment, decree or order related to the Products or the Purchased Assets and the use thereof, arising from any acts, omissions or other state of events occurring or arising prior to the Closing Date, including, without limitation, the Excluded Tax Liabilities (collectively, the “Retained Liabilities”). Deverra shall be solely responsible for, and shall pay, perform and discharge, when due, all of the Retained Liabilities.

2.7              Withholding. Notwithstanding any other provision of this Agreement, Coeptis shall be entitled to withhold, or cause to be withheld, any and all amounts paid or deemed paid by it to any Person as a result of the transactions contemplated by this Agreement, that are required to be withheld under Applicable Law. To the extent such amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and the payor Party shall secure and send to the payee Party evidence in its possession of such payment.

2.8              Flow of Funds. Payment of the Purchase Price shall be payable at the Closing to the Persons identified on and in accordance with a funds flow schedule as agreed to prior to Closing between Coeptis and Deverra.

3.                  COVENANTS.

3.1              Confidentiality.

3.1.1        Confidential Disclosure Agreement. Each Party hereby agrees that that certain Confidentiality Agreement dated February 3, 2023, between the Parties is hereby terminated.

3.1.2        Product Confidential Information. From and after the Closing, (a) Deverra acknowledges and agrees that any and all Product Confidential Information shall be deemed a Purchased Asset and the sole property of Coeptis and (b) Deverra shall, and shall cause its Affiliates and its and their respective Representatives to: (i) protect the Product Confidential Information with at least the same degree of care, but no less than reasonable care, with which it protects its own most sensitive Confidential Information and not disclose or reveal any such Product Confidential Information to any Person; and (ii) not use Product Confidential Information for any purpose other than to the extent necessary in connection with any filing requirements under Applicable Laws or to obtain any consents or approvals from any Governmental Authority to the transactions contemplated by this Agreement, or as required to be disclosed under Applicable Laws (provided, that prompt notice of such disclosure will be given as far in advance as possible to Coeptis and Coeptis shall be given reasonable opportunity to determine whether disclosure is required and to assess the extent of Product Confidential Information required to be disclosed).

3.1.3        Continuing Obligations. To the extent any of the Non-Assignable Contracts (as defined below) and Contracts between Deverra and Third Parties which do not constitute Assigned Contracts are ongoing and contain confidentiality obligations, Deverra shall continue to enforce and maintain the obligations of confidentiality with respect to information related to Product Confidential Information in accordance with the terms of such Contracts.

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3.1.4        Public Disclosures. No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, press release or disclosure relating to this Agreement or its subject matter, or any Ancillary Agreement without the prior express written permission of the other Party, except as may be required by Applicable Law (including, without limitation, any required disclosures by Coeptis under the Securities Act of 1934, as amended). Notwithstanding the foregoing, the Parties have agreed to (a) allow disclosure of this Agreement and the Ancillary Agreements to each Party’s insurers and to existing or potential equity investors and debt providers, provided that such Third Parties are bound by confidentiality restrictions at least as stringent as those contained in this Section 3.1, and (b) allow disclosure of the existence of this Agreement to its field employees and vendors and for internal communications.

3.2              Further Assurances; Further Documents.

3.2.1        Diligence. Each of the Parties shall use its Commercially Reasonable Efforts, in the most expeditious manner practicable, to cause the sale and purchase transactions contemplated hereunder to be consummated and for Coeptis to be able to utilize the Purchased Assets following the Closing Date, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of Third Parties and to make all filings with, and give all notices to, Third Parties that may be necessary or reasonably required to effect the foregoing.

3.2.2        Continuing Obligations. Each of Deverra and Coeptis shall, at the request of the other Party, and without any additional consideration, execute and deliver to such other Party such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the purchase and sale of the Purchased Assets contemplated hereunder. If, after the Closing Date, Deverra determines or learns that any assets relating to the Purchased Assets owned by Deverra as of the Closing Date were not included in the Purchased Assets but should have been so included, then Deverra, at its sole cost and expense, shall promptly notify Coeptis of such determination and promptly deliver such assets to Coeptis (in a manner consistent with the assignment, license and delivery, as applicable, at the Closing) without requiring any additional consideration.

3.2.3        Non-Assignable Contracts. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assigned Contract if an attempted assignment thereof, without consent of a Third Party thereto that has not been received, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Deverra or Coeptis thereunder (each, a “Non-Assignable Contract”). Deverra shall, at Deverra’s sole cost and expense, obtain the consent of the other parties to any such Non-Assignable Contract for the assignment thereof to Coeptis. Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Deverra thereunder so that Coeptis would not in fact receive all rights under such Non-Assignable Contract, then, notwithstanding anything to the contrary in this Agreement, (a) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of the Non-Assignable Contract, and (i) Deverra shall use its Commercially Reasonable Efforts to obtain such consent as soon as possible after the Closing Date and (ii) Coeptis shall cooperate, to the extent commercially reasonable, with Deverra in its efforts to obtain such consent; and (b) at Coeptis’ election prior to Closing, (i) the Non-Assignable Contract shall not constitute a Purchased Asset and Coeptis shall have no obligation with respect to any such Non-Assignable Contract or any liability with respect thereto or (ii) Deverra shall use its Commercially Reasonable Efforts to obtain for Coeptis substantially all of the practical benefit of such Non-Assignable Contract, including by (i) entering into appropriate and reasonable alternative arrangements on terms mutually and reasonably agreeable to Deverra and Coeptis and (ii) subject to the consent and control of Coeptis, enforcement of any and all rights of Deverra against the Third Party thereto arising out of the breach or cancellation thereof by such Third Party or otherwise. Nothing contained in this Section 3.2.3 shall be deemed to limit or modify the representations and warranties of Deverra contained in Section 4 of this Agreement or limit Coeptis’ rights to make claims for breaches of or inaccuracies in such representations or warranties pursuant to Section 6 of this Agreement.

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3.3              Tax Matters.

3.3.1        Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Coeptis and Deverra shall use commercially reasonable efforts to agree to the allocation of the Purchase Price among the Purchased Assets (the “Allocation”). If Coeptis and Deverra reach an agreement with respect to the Allocation, then the Parties and each of their respective Affiliates each shall report the federal, state, local, and non-U.S. income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation. Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local, or non-U.S. Law), neither Coeptis nor Deverra, nor any of their respective Affiliates shall take a position inconsistent with the Allocation on any Tax Return (including any forms required to be filed with pursuant to Section 1060 of the Code) or in any proceeding before any Taxing Authority. Within a reasonable period before the due date of such statements, Deverra and Coeptis shall cooperate with each other in preparing IRS Form 8594 or any equivalent statements required by any Taxing Authority. If the Allocation is disputed by any Taxing Authority, the Party receiving notice of the dispute shall promptly notify the other Party, and the Parties shall cooperate with each other in the defense of such Allocation. If Coeptis and Deverra are unable to reach an agreement on the Allocation, they shall promptly thereafter submit for resolution the items remaining in dispute to a mutually agreeable independent accountant and shall instruct such independent accountant to make a determination regarding such dispute as promptly as practicable, and in any event within thirty (30) calendar days after the date on which such dispute is referred to the independent accountant (or such longer period as the independent accountant may reasonably require). If the Parties cannot agree on a mutually agreeable independent accountant, the Parties shall each pick their own independent accountant, and the two chosen independent accountants shall together pick an independent accountant to make such determination of Allocation. The fees and expenses of the independent accountant(s) shall be allocated evenly between Coeptis and Deverra, and the determination of the independent accountant(s) shall be binding on both Parties.

3.3.2        Transfer Taxes. All applicable transfer Taxes (including sales, property, use, value added taxes (“VAT”), excise, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and other similar charges) payable in connection with the transactions contemplated by this Agreement or the documents giving effect to such transactions (including the Ancillary Agreements) (“Transfer Taxes”) shall be borne equally be the Parties. The Parties shall cooperate with each other in connection with the filing of any Tax Returns relating to Transfer Taxes. Deverra and Coeptis (and their respective Affiliates) shall, upon request of the other Party, use their Commercially Reasonable Efforts to obtain any certificate or other document from any person as may be necessary to mitigate, reduce or eliminate any Transfer Tax. Unless otherwise required by applicable law, Coeptis shall be responsible for preparing and timely filing any Tax Return relating to Transfer Taxes and timely remitting to the appropriate Taxing Authority any Transfer Tax shown to be due on such Transfer Tax Returns. Coeptis shall provide Deverra copies of all such filed Transfer Tax Returns and other documentation related to Transfer Taxes, if any.

3.3.3        Prorations and Tax Returns. For purposes of this Agreement, any Taxes imposed with respect to the Purchased Assets for any Straddle Period shall be apportioned to the Pre-Closing Tax Period as follows:

(a)               the real, personal and intangible property Taxes (“Property Taxes”) allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period;

(b)               any Taxes other than Property Taxes allocable to the Pre-Closing Tax Period shall be computed as if such Tax period ended at the end of the Closing Date, provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period; and

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(c)               Property Taxes shall not include any Transfer Taxes.

Deverra shall prepare and timely file all Tax Returns due on or before the Closing Date with respect to the Purchased Assets, and Coeptis shall prepare and timely file all Tax Returns due after the Closing Date with respect to the Purchased Assets, including such Tax Returns for a Straddle Period. The Party responsible for the filing of such Tax Returns described in this Section 3.3.3 shall be responsible for timely paying any Tax set forth on such Tax Return. If one Party remits to the appropriate Taxing Authority payment for Taxes and such payment includes the other Party’s share of such Taxes, to the extent not paid at or before the Closing, such other Party shall promptly reimburse the remitting Party for its share of such Taxes after the remitting Party has provided reasonable written evidence to the other Party that such Taxes have been timely paid.

3.3.4        Cooperation. Deverra and Coeptis shall cooperate reasonably in (a) preparing and filing all Tax Returns, certificates and VAT registrations with respect to the Purchased Assets, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney and other materials reasonably necessary or helpful for the preparation of such Tax Returns, certificates and VAT registrations, (b) giving the other Party timely written notice of and responding to any inquiries, audits or similar proceedings by any Taxing Authority relating to Taxes with respect to the Purchased Assets, and (c) resolving all disputes and audits with any Taxing Authority relating to Taxes with respect to the Purchased Assets.

3.3.5        Books and Records. Notwithstanding any other provision of this Agreement, Deverra or its designee shall (a) retain all books and records with respect to Tax matters pertinent to the Purchased Assets relating to any Pre-Closing Tax Period until thirty (30) days after the expiration of the applicable statute of limitations for the respective taxable periods (taking into account applicable extensions), and abide by all record retention agreements entered into with any Taxing Authority, and (b) give Coeptis reasonable written notice prior to transferring, destroying or discarding any such books and records following thirty (30) days after the expiration of the applicable statute of limitations (taking into account applicable extensions) and shall allow Coeptis (at its expense) to take possession of such books and records.

3.4              Conduct of the Business of Deverra. During the period from the Closing Date and continuing until the satisfaction in full by Deverra of all covenants contained in Sections 3.8.1, 3.8.3 and 3.8.4, Deverra will not, without Coeptis’ prior written consent:

(a)               terminate or extend or modify any Assigned Contract, or enter into any Contract with a Third Party to any Assigned Contract;

(b)               dispose of or permit to lapse any rights in, to or for the use of any Deverra Intellectual Property Rights, or disclose to any Person not an employee of Deverra any Product Confidential Information not heretofore a matter of public knowledge, except pursuant to judicial or administrative process;

(c)               settle any claim, lawsuit, legal proceeding, litigation, arbitration, inquiry, audit, investigation or action brought, conducted or heard by or before any Governmental Authority, in each case, relating to the Target IP;

(d)               except in the ordinary course of business, communicate, orally or in writing, with any Governmental Authority with regards to the transactions contemplated by this Agreement, the Target IP, the Products or any Purchased Asset;

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(e)               correspond with, orally or in writing, or otherwise agree to any meeting with any Pharmaceutical Product Regulatory Authority; or

(f)                authorize or enter into any agreement or commitment with respect to any of the foregoing.

3.5              Assignment of Registrations.

3.5.1        Registration Transfer. With regard to the Transfer of the Registrations, Coeptis and Deverra shall execute, and cause their respective Affiliates to execute any and all documents necessary or reasonably desirable to ensure the orderly Transfer of such Registrations. If Coeptis determines that the issuance of a new Registration with respect to any Product (each, a “New Registration”) will be more expeditious (or if the assignment of such a Registration is impermissible under Applicable Law and Coeptis is required to obtain a New Registration), Deverra shall, and shall cause its Affiliates to, cooperate with Coeptis at Coeptis’ sole cost and expense, and Coeptis shall execute and submit the necessary application materials to the applicable Governmental Authority to effect the issuance of such New Registration in the name of Coeptis or its Affiliate or its permitted designee.

3.5.2        Assistance. Deverra shall exercise its Commercially Reasonable Efforts to assist Coeptis to accomplish in an expeditious manner the Transfer of Registrations for Products where Deverra holds such Registrations in accordance with this Section 3.5.

3.6              Expenses Associated with Transfer. Deverra shall undertake and cause its Affiliates to undertake all reasonable and necessary steps to maintain such Registrations in full force and effect up to the Transfer Date or such other date as the Parties may subsequently agree. Coeptis shall bear the costs and expenses in connection with the Transfer of the Registrations to Coeptis or its Affiliates (or, if applicable, the issuance of new Registrations with respect to the Products in the name of Coeptis or its Affiliates).

3.7              Insurance. Prior to the Closing, Deverra shall cause each insurance policy maintained by Deverra or its Affiliates covering any Purchased Asset or Assumed Liability to be amended prior to the Closing, to name Coeptis as an additional insured. Effective upon the Closing, Deverra shall appoint Coeptis as its true and lawful attorney-in-fact, in the name of Deverra and any of its Affiliates, but on behalf of Coeptis, to pursue and enforce any and all rights of Deverra or its Affiliates with respect to any occurrence, claim or loss with respect to any Purchased Asset or Assumed Liability. Deverra agrees that the foregoing appointment shall be coupled with an interest and shall be irrevocable. No such insurance shall affect any indemnification obligation hereunder.

3.8              Additional Post-Closing Covenants.

3.8.1        Shared Resources Agreement. The Parties agree to work together in good faith to prepare and implement a normal and customary shared resources agreement within 90 days of the Closing, such agreement to contemplate the usage of Deverra personnel to assist Coeptis, as requested, in connection with business purposes undertaken by Coeptis in connection with the Target IP.

3.8.2        Access to Equipment. Deverra hereby covenants that Coeptis, and its assignees and designees, shall have full but reasonable access (on a non-exclusive basis) from and after the Closing to the Equipment, on reasonable prior notice, for use in connection with business purposes undertaken by Coeptis in connection with the Target IP or otherwise, in each case at no additional cost to Coeptis. Any such Equipment use shall be made at Deverra’s offices, where the Equipment shall at all times be located.

3.8.3        IND Transfers. Deverra shall undertake and cause its Affiliates to undertake all reasonable and necessary steps to transfer to Coeptis, of record, the INDs described in Section 1.21 of the Deverra Disclosure Schedule, such transfers to take place within 60 days of the Closing.

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3.8.4        Sponsored Clinical Trial Agreements. Concurrently with or promptly following the transfer to Coeptis of the INDs contemplated by Section 3.8.3, Deverra shall assign to Coeptis, and Coeptis shall assume, (a) that certain Sponsored Clinical Trial Agreement dated May 3, 2021, between Deverra and Fred Hutchinson Cancer Research Center (the “Fred Hutch CTA”), and (b) that certain Sponsored Clinical Trial Agreement dated November 3, 2021, between Deverra and Duke University (the “Duke CTA”).

3.8.5        Financial Statements. Deverra shall, by September 30, 2023, complete and deliver to Coeptis its financial statements covering the fiscal years ended December 31, 2021 and 2022, as well as for the three months and six months ended June 30, 2023, and as otherwise may be required by Applicable Laws; provided, however, that Deverra shall not have any obligations under this Section 3.8.5 unless Coeptis reasonably and in good faith determines that the transactions contemplated by this Agreement and the Ancillary Agreements require Coeptis to separately provide such Deverra financial statements in Coeptis’ public company filings under 17 CFR § 210.3-05.

3.8.6        Clinical Data and INDs. Coeptis hereby covenants that Deverra, and its assignees and designees, shall have reasonable access (on a non-exclusive basis) from and after the Closing to the Clinical Data and the INDs listed on Section 1.21 of the Deverra Disclosure Schedule (including granted exemptions associated with such INDs) for use as needed for cross-reference in connection with Deverra’s development of additional NK cell therapies, at no cost to Deverra. For the avoidance of doubt, this Section 3.8.6 is not intended to, and does not, provide Deverra or its assignees and designees with any rights to use, exploit, commercialize or otherwise capitalize on any intellectual property developed by Coeptis after the Closing, unless any such intellectual property is licensed by Coeptis to Deverra under a separately negotiated license agreement.

3.8.7        Consulting Agreement. The Parties agree to work together in good faith to prepare and have executed a normal and customary consulting agreement between Coeptis and Colleen Delaney within 60 days of the Closing, pursuant to which Dr. Delaney shall have agreed to become an independent contractor of Coeptis to provide services to Coeptis consistent with the services that would be provided by a Chief Scientific/Medical Officer of a pharmaceutical company.

4.                  REPRESENTATIONS AND WARRANTIES.

4.1              Representations and Warranties of Coeptis. Coeptis hereby represents and warrants to Deverra that as of the Closing Date:

4.1.1        Authorization. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by the Board of Directors of Coeptis. No stockholder action or approval or other corporate action or approval on the part of Coeptis or its Affiliates is required for the execution, delivery and performance of this Agreement and the Ancillary Agreements by Coeptis. Upon issuance, the shares of Coeptis common stock comprising the Equity Purchase Price shall be validly issued, fully-paid and non-assessable;

4.1.2        Binding Obligation. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Coeptis will be a party will have been, duly executed and delivered by Coeptis. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Coeptis will be a party will constitute, the legal, valid and binding obligations of Coeptis enforceable against Coeptis in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

4.1.3        Organization. Coeptis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

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4.1.4        Power and Authority. Coeptis has the power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder; and

4.1.5        Non-Contravention. The execution, delivery and performance by Coeptis of this Agreement and the Ancillary Agreements and its compliance with the terms and provisions hereof and thereof does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under: (a) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property that would adversely affect Coeptis’ ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; (b) the provisions of its charter or operative documents or bylaws; or (c) any order, writ, injunction or decree of any Governmental Authority entered against it or by which any of its property is bound that would adversely affect Coeptis’ ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Coeptis in connection with its execution, delivery or performance of this Agreement or the Ancillary Agreements to which Coeptis will be a party.

4.2              Representations and Warranties of Deverra. Except as otherwise set forth in a disclosure schedule (the “Deverra Disclosure Schedule”), Deverra hereby represents and warrants to Coeptis that as of the Closing Date:

4.2.1        Authorization. The execution, delivery and performance of this Agreement and the Ancillary Agreements (a) have been duly authorized by the Board of Directors of Deverra and (b) have been or shall be approved and ratified by the stockholders of Deverra on or prior to the Closing Date. No other stockholder action or approval or other corporate action or approval on the part of Deverra or its Affiliates is required for the execution, delivery and performance of this Agreement by Deverra.

4.2.2        Organization; Power and Authority. Deverra is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth on Section 4.2.2 of the Deverra Disclosure Schedule, Deverra has the power and authority to own or exclusive rights in respect of the Purchased Assets, the Licensed IP and the Sublicensed IP and to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by Deverra, and constitute the legal, valid and binding obligations of Deverra, enforceable against it in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

4.2.3        Non-Contravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Deverra and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not: (a) except as set forth on Section 4.2.3 of the Deverra Disclosure Schedule, violate, conflict with, result in any material breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any material Contract of Deverra, including any Assigned Contracts; (b) result in the creation of any Encumbrance on any of the Purchased Assets, the Licensed IP or the Sublicensed IP; (c) violate any Applicable Laws; or (d) except as set forth on Section 4.2.3 of the Deverra Disclosure Schedule, give any Party to any Assigned Contract the right to terminate, modify or accelerate any rights, obligations or performance under such agreement.

4.2.4        Title to Purchased Assets. Except as set forth on Section 4.2.4 of the Deverra Disclosure Schedule, Deverra has the sole and exclusive right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). Except as set forth on Section 4.2.4 of the Deverra Disclosure Schedule, no portion of the Purchased Assets has been licensed from or to any Third Party. At the Closing, Coeptis shall own exclusively, or exclusive rights to use for any and all purposes, all Purchased Assets. There is no consent, approval, order and authorization of or from, and registration, notification, declaration or filing to or with, any Person, including any Governmental Authority that is required by Deverra in connection with the execution, delivery or performance by Deverra of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. The Purchased Assets, the license grants under the License Agreement, the license grants under the Sublicense Agreement, the rights conferred by the Assigned Contracts and the supply of Product by certain Third Party suppliers comprise all of the assets and rights that are used or held for use by Deverra and/or its Affiliates related to the Target IP and/or the Products.

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4.2.5        Intellectual Property.

(a)               Section 4.2.5(a) of the Deverra Disclosure Schedule sets forth a complete and accurate list of each patent, application, registered trademark, registered trademark application, registered copyright, registered copyright application and Internet domain name registration that is owned as of the execution of this Agreement by Deverra and is included in the Target IP (the “Deverra Intellectual Property Rights”). To the Knowledge of Deverra, as of the date of this Agreement, the Target IP is in effect and subsisting and, if registered, is not invalid or unenforceable.

(b)               As of the date of this Agreement, (i) the Target IP does not, to the Knowledge of Deverra, infringe, misappropriate or otherwise violate the intellectual property of any Person and (ii) as of the date of this Agreement, there is no action pending or, to the Knowledge of Deverra, threatened in writing against Deverra (1) alleging any such infringement, misappropriation, or other violation, or (2) challenging the validity, enforceability, ownership, use, registrability or patentability of the Target IP, other than ordinary course prosecution proceedings associated with the application for or registration of the Target IP.

(c)               As of the date of this Agreement, to the Knowledge of Deverra, no Person is infringing, misappropriating, or otherwise violating any Target IP and no such actions are pending or threatened against any Person by Deverra.

(d)               As of the execution of this Agreement, except as set forth in Section 4.2.5(d) of Deverra Disclosure Schedule, Deverra is the sole legal owner of the entire right, title and interest in and to the Deverra Intellectual Property Rights, including the right to enforce and sue for past damages and the right and authority to grant the rights hereunder, free and clear of all Encumbrances except for Permitted Encumbrances. Deverra has not granted to any other Person any license or other right in or to the Target IP.

4.2.6        Inventory; Equipment. Except as set forth on Section 4.2.6 of the Deverra Disclosure Schedule, Deverra owns, possesses and is in control of all Inventory and Equipment, free and clear of any Encumbrances (other than Permitted Encumbrances) and free of any Liabilities and future Liabilities.

4.2.7        Compliance with Legal Requirements; Regulatory Matters.

(a)               Deverra is not in violation in any material respect of any Applicable Laws, including, without limitation, the rules, regulations, guidelines, guidance, or requirements of any Governmental Authority with respect to research, development, manufacture, sale, labeling, storing, testing, distribution, record-keeping, reporting, import, export, advertising and promotion of or for the Products or otherwise relating to the Products or the Purchased Assets. Deverra has not received any written notice of any asserted violation of Applicable Laws relating to the Purchased Assets or the Products. Deverra is not aware of any pending investigation of any Governmental Authority with respect to the Purchased Assets or the Products.

(b)               All of the activities of Deverra and its Affiliates relating to the Products or the Purchased Assets have been conducted in compliance in all material respects with all applicable requirements under all Applicable Laws. Neither Deverra nor its Affiliates have received any written notice or other communication from any Governmental Authority alleging any violation of any Applicable Law relating to the Purchased Assets or the Products.

(c)               Deverra and its Affiliates possess all Registrations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case, necessary for the lawful conduct of their respective businesses as now conducted relating to the Target IP or the Products. All such Registrations are in full force and effect in all material respects and Deverra and its Affiliates have filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of such Registrations in full force and effect. Deverra and its Affiliates are in compliance in all material respects with the terms of all such Registrations. Neither Deverra nor its Affiliates have received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Registration. The consummation of the transactions contemplated under this Agreement, in and of itself, will not cause the revocation or cancellation of any Registration.

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(d)               All Preclinical Studies performed by or on behalf of Deverra or any of its Affiliates with respect to or utilizing the Target IP or any Purchased Asset either (i) have been conducted in accordance, in all material respects, with applicable cGLP requirements, including those contained in 21 C.F.R. Part 58 or (ii) involved experimental research techniques that were not required to be performed by a registered cGLP testing laboratory (with appropriate notice being given to FDA or the applicable Governmental Authority), but (in the case of this clause (ii)) employed the applicable procedures and controls generally used by qualified experts in the conduct of Preclinical Studies of products comparable to those being developed by Deverra. Neither Deverra nor its Affiliates have received any written notice from a Governmental Authority requiring the termination or suspension or material modification of any Preclinical Study with respect to the Products.

(e)               All human clinical trials to the extent conducted by or on behalf of Deverra or its Affiliates with respect to any Product have been and are being conducted, to the Knowledge of Deverra, in material compliance with all applicable regulatory requirements relating to cGCP, “Informed Consent” and “Institutional Review Boards”, as those terms are defined by FDA and in all applicable Drug Laws relating to clinical trials or the protection of human subjects, including those contained in the International Conference on Harmonization (“ICH”) E6: Good Clinical Practices Consolidated Guideline, and in 21 C.F.R. Parts 50, 54, 56, and 312, and the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services, and all comparable foreign Drug Laws. Neither Deverra, nor to the Knowledge of Deverra anyone acting on behalf of Deverra, has received any written notice that any Governmental Authority or Institutional Review Board has initiated, required, or threatened to initiate or require, the termination or suspension, including clinical holds, or material modification of any clinical trials or non-clinical research with respect to any Product sponsored by Deverra or its Affiliate.

(f)                All manufacturing operations with respect to the Products conducted by or, to the Knowledge of Deverra for the benefit of, Deverra have been and are being conducted in accordance, in all material respects, with applicable cGMPs as that term is defined by FDA and in all applicable Drug Laws.

(g)               Neither Deverra nor any of its current officers, employees or agents, nor to the Knowledge of Deverra any of its Affiliates, have ever been, are currently, or are the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual. For purposes of this provision, the following definitions shall apply: (i) a “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a(a) or barred from providing services in any capacity to a person that has an approved or pending drug or injectable product application; (ii) a “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a(a) or barred from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity; (iii) an “Excluded Individual” or “Excluded Entity” is (A) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (B) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA); and (iv) a “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a(a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible, and in each case any foreign equivalents thereof, as applicable.

(h)               To Deverra’s Knowledge, the Third Party contractors manufacturing Product have all of the material registrations necessary for the manufacture of such Product and are not in material breach of or default in any material respect under any such material registrations and are conducting manufacturing in accordance with all Applicable Laws.

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(i)                 All personal data collected, processed and disclosed by Deverra or any of its Affiliates, including any information or data collected during any clinical trials conducted during the development, Preclinical Studies and clinical testing, manufacture, storage, distribution, supply and administration of the Products, have been, and are being, collected, processed, transferred, stored, used and disclosed in material compliance with (A) all Applicable Laws and industry standards, including the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the U.S. Department of Health and Human Services, Directive 95/46/EC of 24 October 1995 and the implementing laws of the individual European Union countries and (B) Deverra’s privacy, data protection and information security policies and practices (collectively “Privacy Practices”). Neither Deverra nor any of its Affiliates have received any: (i) written notice or complaint alleging non-compliance with any Applicable Laws or the Privacy Practices relating to the collection, processing and disclosure of information or data; (ii) written claim for compensation for loss or unauthorized collection, processing or disclosure of data; or (iii) written notification of an application for rectification, erasure or destruction of information or data that is still outstanding.

(j)                 Deverra has made available to Coeptis (i) complete and correct copies of the Registrations, including all supplements and amendments thereto, (ii) all correspondence sent to and received from any Governmental Authority or any Institutional Review Board that concerns or would reasonably be expected to impact the Target IP or any Product, and (iii) all existing written records relating to all discussions and meetings between or involving Deverra and any Governmental Authority or other Persons relating to any Product.

(k)               Deverra has made available, or has caused its Affiliates to make available, to Coeptis all Technical Information, Regulatory Documentation, Manufacturing Documentation, and any other data, clinical studies and Preclinical Studies in Deverra’s or Deverra’s Affiliates’ Control regarding or related to the Products, and all such Technical Information, Regulatory Documentation and Manufacturing Documentation were and are true, complete and correct at such time and as of the date hereof.

4.2.8        Litigation. There is no litigation or proceeding (including, but not limited to arbitration), in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority or Governmental Authority, pending, or, to Deverra’s Knowledge, threatened, against Deverra or with respect to the consummation of the transactions contemplated hereby, the Products or the use of the Purchased Assets.

4.2.9        Contracts; Notice and Consents. Section 4.2.9 of the Deverra Disclosure Schedule sets forth (i) a true and correct list of all of the Contracts between Deverra or its Affiliates and Third Parties pursuant to which Deverra has rights and/or obligations with respect to any Purchased Asset or the Products and (ii) identification of each such Contract that requires notice to or consent of any Person in respect of the transactions contemplated by this Agreement or the Ancillary Agreements. Deverra has made available to Coeptis a true and correct copy of all Assigned Contracts. The Assigned Contracts are in full force and effect and constitute valid and binding obligations of Deverra and, to the Knowledge of Deverra, the other parties thereto. Except as set forth on Section 4.2.9 of the Deverra Disclosure Schedule, neither Deverra nor, to the Knowledge of Deverra, the other parties to the Assigned Contracts are in default thereunder, and Deverra has not received or given notice of any default thereunder from or to any of the other parties thereto, and, to the Knowledge of Deverra, there exists no event which upon notice or the passage of time, or both, would reasonably be expected to give rise to any default by Deverra or the other parties thereto. Except as set forth on Section 4.2.9 of the Deverra Disclosure Schedule, Deverra has not received any written notice, nor does Deverra have any Knowledge that any Party to any Assigned Contract intends to cancel or terminate any Assigned Contract.

4.2.10       Brokers. No broker, investment banker, agent, finder or other intermediary acting on behalf of Deverra or under the authority thereof, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated under this Agreement.

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4.2.11      Insolvency. Deverra has not (a) made a general assignment for the benefit of creditors, (b) filed, or had filed against it, any bankruptcy petition or similar filing, (c) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, or (d) admitted in writing its inability to pay its debts as they become due.

4.2.12      Taxes.

(a)               All U.S. federal, state, local, and non-U.S. Tax Returns relating to any and all Taxes concerning or attributable to Deverra or any of its Affiliates, to the extent related to the Purchased Assets, have been timely filed, and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects.

(b)               All Taxes (whether or not shown on any Tax Return) required to be paid by or on behalf of Deverra and each of its Affiliates, to the extent related to the Purchased Assets, have been timely paid. There are no liens for Taxes upon the Purchased Assets. There is no reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any lien for Taxes on the Purchased Assets.

(c)               There is no Tax deficiency outstanding, assessed, or proposed against or with respect to Deverra or any of its Affiliates that is related to the Purchased Assets, nor has there been executed or requested any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax of or with respect to Deverra or any of its Affiliates that is related to the Purchased Assets.

(d)               Neither Deverra nor any of its Affiliates has been notified of any request for an audit, examination, or proceeding with respect to any Tax Return that relates to or concerns the Purchased Assets, nor is any such audit, examination, or proceeding presently in progress. No adjustment relating to any Tax Return filed by or with respect to Deverra or any of its Affiliates that relates to the Purchased Assets has been proposed by any Taxing Authority. No claim that relates to the Purchased Assets has ever been made that Deverra or any of its Affiliates is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(e)               None of the Purchased Assets is a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

4.2.13       Undisclosed Liabilities. Deverra does not have any Liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) related to the Purchased Assets.

4.2.14      Product Sales. Deverra has not commercialized any Products.

4.2.15      Full Disclosure. None of the representations or warranties made by Deverra in this Agreement or any Ancillary Agreement, nor statements made in the Deverra Disclosure Schedule or any certificate furnished by Deverra pursuant to this Agreement or any Ancillary Agreement, when taken together, contain any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

5.                  CLOSING MATTERS

5.1              Deverra Closing Matters. The obligation of Coeptis to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment or at the Closing, of the following conditions precedent:

5.1.1        Representations and Warranties. Each of the representations and warranties of Deverra contained in Section 4.2 shall be true and correct in all material respects as of the Closing Date (in each case, except those representations and warranties that are made as of a specific date, which representations and warranties need only be so true and correct in all material respects as of such date).

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5.1.2        Closing Certificate. Deverra shall have delivered to Coeptis a certificate of Deverra, executed by an officer of Deverra, certifying on behalf of Deverra that the statements set forth in Subsection 5.1.1 have been satisfied.

5.1.3        Ancillary Agreements. Deverra shall have delivered to Coeptis each Ancillary Agreement to which it is a party, each of which shall have been validly executed by a duly authorized representative of Deverra.

5.1.4        Corporate Certificate. Deverra shall have delivered to Coeptis a certificate dated as of the Closing Date and signed on Deverra’s behalf by an officer of Deverra certifying as to the resolutions of the stockholders, if applicable, and the Board of Directors of Deverra attached to such certificate authorizing this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements were duly adopted at a duly convened meeting thereof or by written consent, remain in full force and effect, and have not been amended, rescinded or modified.

5.1.5        Non-Foreign Status Certification. Deverra shall have delivered to Coeptis a certificate of non-foreign status that meets the requirements of Treasury Regulations section 1.1445-2(b)(2), in the form specified by Treasury Regulations section 1.1445-2(b)(2)(iv).

5.1.6        Consents. Deverra shall have obtained any and all required consents to the transactions contemplated under this Agreement and the Ancillary Agreements, including, without limitation, those listed on Section 4.2.9 of the Deverra Disclosure Schedule, in a form reasonably satisfactory to Coeptis.

5.1.7        License Recordation. Deverra shall have delivered to Coeptis, for filing with the US Patent and Trademark Office, a letter in form and substance acceptable to Coeptis that confirms the exclusive licenses granted to Coeptis under the License Agreement (such letter, the “License Recordation Letter”).

5.2              Coeptis Closing Matters. The obligation of Deverra to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

5.2.1        Cash Purchase Price; Expense Reimbursement. Coeptis shall have delivered to Deverra (a) the Cash Purchase Price (including, if applicable, by way of written confirmation that amounts, if any, owed by Deverra to Coeptis in the amount of the Cash Purchase Price have been deemed paid in full) in accordance with Section 2.2.1, and (b) the expense reimbursement contemplated by Section 9.11.

5.2.2        Representations and Warranties. Each of the representations and warranties of Coeptis contained in Section 4.1 shall be true and correct in all material respects as of the date of this Agreement, and shall be so true and correct in all material respects as of the Closing Date (in each case, except those representations and warranties that are made as of a specific date, which representations and warranties need only be so true and correct in all material respects as of such date).

5.2.3        Closing Certificate. Coeptis shall have delivered to Deverra a certificate of Coeptis, executed by an officer of Coeptis, certifying on behalf of Coeptis that the statements set forth in Subsection 5.2.1 have been satisfied.

5.2.4        Ancillary Agreements. Coeptis shall have delivered to Deverra each Ancillary Agreement to which it is a party, each of which shall have been validly executed by a duly authorized representative of Coeptis.

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5.2.5        Corporate Certificate. Coeptis shall have delivered to Deverra a certificate dated as of the Closing Date and signed on Coeptis’ behalf by an officer of Coeptis certifying as to the resolutions of the stockholders, if applicable, and the Board of Directors of Coeptis attached to such certificate authorizing this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement (including, without limitation, the issuance to Deverra of the Equity Purchase Price) and the Ancillary Agreements were duly adopted at a duly convened meeting thereof or by written consent, remain in full force and effect, and have not been amended, rescinded or modified.

6.                  INDEMNIFICATION.

6.1              Survival. The representations and warranties of the Parties contained in this Agreement, the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive until twelve (12) months from the Closing Date (the “Expiration Date”), except that the representations and warranties in Sections 4.1.1, 4.1.2, 4.1.3, 4.2.1, 4.2.2, 4.2.4, 4.2.12 and 4.2.13 (the “Special Representations”) shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under Sections 6.2 or 6.3 herein shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy or breach or potential liability thereof giving rise to such right to indemnity, with reasonable detail to allow the receiving Party to make an assessment thereof, shall have been given to the Party against whom such indemnity may be sought prior to the Expiration Date. Except for the Special Representations, no claim for indemnity for breaches of representations and warranties under this Agreement may be made on or after the Expiration Date. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the Closing Date, with respect to the inaccuracy of any such representation or warranty.

6.2              Indemnification by Coeptis. Coeptis shall indemnify, defend and hold harmless Deverra, its Affiliates, and their respective employees, officers, directors and agents (each, an “Deverra Indemnified Party”) from and against any and all Losses that the Deverra Indemnified Party directly incurs, and all Losses that the Deverra Indemnified Party actually pays to one or more Third Parties, in each instance to the extent resulting from or arising out of (a) any misrepresentation or breach of warranty made by Coeptis pursuant to the provisions of this Agreement, the Ancillary Agreements or any certificate or other writing delivered pursuant hereto or thereto, (b) any failure by Coeptis to fully perform, fulfill or comply with any covenant or agreement set forth herein, in the Ancillary Agreements or any certificate or other writing delivered pursuant hereto or thereto, and (c) any Assumed Liabilities; provided, however, that Coeptis will not be obligated to indemnify or hold harmless any Deverra Indemnified Party from any such Losses to the extent resulting from or partially from (1) any breach by Deverra of any of its representations, warranties or obligations pursuant to this Agreement, or (2) Deverra’s or its Affiliates’ negligence (or more culpable act or omission) or violation of Applicable Laws or regulations in performing or failing to perform its rights or obligations in connection with this Agreement.

6.3              Indemnification by Deverra. Deverra shall indemnify, defend and hold harmless each Coeptis Party and their respective employees, officers, directors and agents (each, an “Coeptis Indemnified Party”) from and against any and all Losses that the Coeptis Indemnified Party directly incurs, and all Losses that the Coeptis Indemnified Party actually pays or accrues to one or more Third Parties, in each instance to the extent resulting from or arising out of (a) (i) any misrepresentation or breach of warranty made by Deverra pursuant to the provisions of this Agreement (other than Special Representations), the Ancillary Agreements or any certificate or other writing delivered pursuant hereto or thereto and (ii) any misrepresentation or breach of any Special Representation, (b) any failure by Deverra to fully perform, fulfill or comply with any covenant or agreement set forth herein, in the Ancillary Agreements or any certificate or other writing delivered pursuant hereto or thereto, and (c) any Retained Liabilities; provided, however, that Deverra will not be obligated to indemnify or hold harmless any Coeptis Indemnified Party from any such Losses to the extent resulting from or partially from (1) any breach by Coeptis of any of its representations, warranties or obligations pursuant to this Agreement or (2) Coeptis’ or its Affiliates’ negligence (or more culpable act or omission) or violation of Applicable Laws or regulations in performing or failing to perform its rights or obligations in connection with this Agreement.

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6.4              Limitation of Indemnification. The term “Indemnified Party” as used in this Section 6.4 shall refer to Deverra Indemnified Party or Coeptis Indemnified Party as applicable.

6.4.1        Threshold Amount; Limitations. No claim may be made by any Indemnified Party for indemnification pursuant to Section 6.2(a) or Section 6.3(a)(i) herein unless and until the aggregate amount of Losses for which the Indemnified Party seeks to be indemnified exceeds two hundred thousand dollars ($200,000), in which case the Indemnifying Party shall be liable for the full amount of the aggregate Losses. Further, an Indemnified Party shall not be entitled to receive indemnification more than once with respect to the same Loss even if the state of facts giving rise to such Loss constitutes a breach of more than one representation, warrant, covenant or agreement.

6.4.2        Cap. Deverra’s maximum liability for all claims made pursuant to Section 6.3(a)(i) shall be limited to the exercise of rights by Coeptis under Section 6.4.3 with respect to the Clawback Shares, and, absent fraud or willful misconduct on the part of Deverra or its representatives, shall in no event exceed the entirety of the Clawback Shares.

6.4.3        Equity Clawback. Upon settlement or final adjudication (including all available appeals) of any claim for indemnification brought by Coeptis against Deverra pursuant to this Section 6 (an “Indemnity Claim Determination”), any such Losses may, in the sole discretion of Coeptis, and shall in the case of claims made pursuant to Section 6.3(a)(i), be satisfied through a cancellation of up to 1,000,000 shares of Coeptis common stock then held by Deverra (such number, the “Clawback Shares”) as is equal to the quotient obtained by dividing (i) the amount of Losses, by (ii) (a) $1.12 per share if Coeptis’ shares of common stock are not listed on a national securities exchange (e.g., Nasdaq) as at the time of the Indemnity Claim Determination or (b) if Coeptis’ shares of common stock are listed on a national securities exchange (e.g., Nasdaq) as at the time of the Indemnity Claim Determination, the average of the volume weighted average price (based on a trading day from 9:30 a.m. to 4:00 p.m. New York City time) on such national securities exchange for such shares of common stock (as reported by Bloomberg Financial LP using the AQR function) for each of the thirty (30) consecutive trading days ending on and including the third trading day immediately preceding the date of the receipt by Deverra of the applicable Clawback Notice. The rights of clawback pursuant to this Section 6.4.3 shall be exercised by Coeptis providing written notice (the “Clawback Notice”) to Coeptis’ transfer agent and Deverra and without any action required on the part of Deverra. Deverra hereby agrees not to, during the period commencing from the Closing and ending on, (i) with respect to fifty percent (50%) of the Clawback Shares, the six (6) month anniversary of the Closing Date and (ii) with respect to the remaining fifty percent (50%) of the Clawback Shares, the Expiration Date: (A) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any such Clawback Shares, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Clawback Shares, or (C) publicly disclose the intention to do any of the foregoing. For purposes of and subject to the terms and conditions of this Section 6.4.3, Deverra hereby irrevocably constitutes and appoints Coeptis, with full power of substitution and resubstitution, as its true and lawful attorney to cancel the applicable Clawback Shares on the books and records of Coeptis.

6.4.4        Exclusive Remedy. Except for the right to seek specific performance of any of the agreements contained herein, and except in the case of fraud or willful misconduct, the remedies of Coeptis, Deverra and each other Indemnified Party specifically provided for by this Section 6 shall be the sole and exclusive remedies of Coeptis, Deverra and such other Indemnified Parties for (a) any breach or inaccuracy of the representations and warranties contained in this Agreement or in any of the Ancillary Agreements, (b) any breach or failure to perform any covenants, agreements or obligations contained in this Agreement or in any of the Ancillary Agreements, or (c) any Losses relating to, resulting from or arising out of any transaction or matter relating in any manner whatsoever to this Agreement or to any of the Ancillary Agreements. For the avoidance of doubt, Coeptis’ indemnification obligations to the FHCRC Indemnitees (as defined in that certain Amended and Restated Patent and Technology License Agreement, dated January 26, 2017, between Deverra and Fred Hutchinson Cancer Research Center (as amended, the “FHCRC License Agreement”)), pursuant to Section 7 of the FHCRC License Agreement, by virtue of the Sublicense Agreement, shall not in any way be subject to or limited by the provisions of this Section 6.

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6.5              Third Party Claims.

6.5.1        Procedure. Promptly after the discovery by the Party seeking indemnification under Section 6.2 or 6.3 herein (the “Indemnified Party”) of any Loss, claim or breach, including any claim by a Third Party (a “Third Party Claim”) that would reasonably be expected to give rise to a claim for indemnification hereunder, the Indemnified Party shall give written notice to the Party against whom indemnity is sought (the “Indemnifying Party”); provided that, no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party has been prejudiced thereby, and then only to such extent. The Indemnifying Party shall have the right to assume the defense of the Third Party Claim and retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party, and the Indemnifying Party shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the Parties shall have mutually agreed to the retention of such counsel, (b) the named parties to any such proceeding (including any impleaded parties) include the Parties and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (c) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently defend a Third Party Claim it has assumed per its right to assume. All such fees and expenses incurred pursuant to this Section 6.5 shall be reimbursed as they are incurred. In the event that the Indemnified Party assumes the defense of any Third Party Claim, the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnifying Party shall not be liable for any settlement of any proceeding unless affected with its written consent (which shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not, without the written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any Third Party Claim unless (a) such settlement includes an unconditional release of the Indemnified Party from all liability on claims to which the indemnity relates that are the subject matter of such proceeding and (b) it would not result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates with respect to the Target IP, any Product or any of the Purchased Assets, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) any monetary liability of the Indemnified Party arising from such Third Party Claim that shall not be promptly paid or reimbursed by the Indemnifying Party.

6.5.2        Confidential Information. The Indemnified Party and the Indemnifying Party shall use Commercially Reasonable Efforts to avoid production of Confidential Information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any Party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

6.6              Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim promptly after first learning of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of thirty (30) business days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) business day period or rejects all or any part of the Direct Claim, the Indemnified Person shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

6.7              Treatment of Indemnity Payments. Any payment made pursuant to this Section 6 shall be treated as an adjustment to the Purchase Price to the extent permitted by Applicable Law.

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6.8              Insurance Benefits. In calculating the amount of any Losses for which an Indemnifying Party is liable under this Section 6, there shall be taken into consideration the amount of any actual insurance recoveries that such Indemnified Party in fact receives from a third-party insurer as a direct consequence of the circumstances to which the Losses related or from which the Losses resulted or arose.

7.                  [RESERVED]

8.                  [RESERVED]

9.                  MISCELLANEOUS.

9.1              Governing Law, Jurisdiction.

9.1.1        Governing Law. The interpretation and construction of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

9.1.2        Dispute Resolution. The Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS in New York, New York, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to Section 9.1.2(c) below.

(a)               Either Party may commence mediation by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested.

(b)               The Parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals in New York City and in scheduling the mediation proceedings. The Parties agree that they will participate in the mediation in good faith and that they will share equally in its costs.

(c)               All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

(d)               Either Party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation (whichever occurs first, the “Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the Parties so desire.

(e)               At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the Parties. However, this limitation is inapplicable to a Party if the other Party refuses to comply with the requirements of Section 9.1.2(c) above.

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(f)                All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The Parties will take such action, if any, required to effectuate such tolling.

(g)               All mediation or arbitration proceedings shall be conducted at the premises of JAMS in New York, New York.

9.2              Waiver. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing.

9.3              Notices.

9.3.1        Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 9.3.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 9.3. Such Notice shall be deemed to have been given as of the date delivered by hand or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service or, if sent by email transmission, when confirmation of delivery is received by the sending Party.

9.3.2        Addresses for Notice.

For Deverra:

Deverra Therapeutics, Inc.
1600 Fairview Avenue E

Seattle, Washington 98102
Attn: Michael W. Yurkowsky and Colleen Delaney
Email: myurkowsky@deverratx.com

cdelaney@deverratx.com

with a copy to:

The Garden Law Group

2911 Turtle Creek Boulevard, Suite 400

Dallas, Texas 75219

Attn: Warren W. Garden

Email: warren@gardenlawgroup.com

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For Coeptis:

Coeptis Therapeutics Holdings, Inc.

105 Bradford Road, Suite 420

Wexford, Pennsylvania 15090

Attn: David Mehalick, President and CEO

Email: dave.mehalick@coeptispharma.com

with a copy to:

Meister Seelig & Fein PLLC

125 Park Ave, 7th Floor

New York, New York 10017

Attn: Denis A. Dufresne, Esq.

Email: dad@msf-law.com

9.4              Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements supersede all prior agreements, whether written or oral, with respect to the subject matter hereof and thereof. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement and the Ancillary Agreements. All Schedules or Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement. In the event of any inconsistency between any such Schedules or Exhibits and this Agreement, the terms of this Agreement shall govern.

9.5              Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

9.6              Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of the other Party, except that a Party may make such an assignment or delegation without the other Party’s consent (i) to Affiliates, provided that such assignment or delegation shall not relieve such assigning Party from its obligations hereunder or (ii) to a successor to substantially all of the business to which this Agreement pertains, whether in a merger, sale of stock, sale of assets, spin-off or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any attempted assignment or delegation in violation of this Section 9.6 shall be void.

9.7              No Benefit to Others. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons, except as otherwise expressly provided in this Agreement.

9.8              Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile or PDF transmission shall be as effective as an original executed signature page.

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9.9              Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

9.10          Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

9.11          Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if the Closing occurs, then, at Closing, Coeptis shall pay to Deverra the flat sum of $50,000 in cash to reimburse Deverra for its legal fees and expenses incurred in connection with the negotiation and preparation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Such reimbursement shall be included on the funds flow schedule contemplated by Section 2.8 and shall be paid directly to Deverra’s legal counsel.

9.12          Bankruptcy Limitation. The Parties further agree that in the event Deverra, its Affiliates, or any successor, assign or trustee seeks to sell, transfer or otherwise convey any asset comprising a Purchased Asset pursuant to Section 363 of the Code, such sale, transfer or conveyance must be made subject to this Agreement and all rights, licenses and rights to licenses granted under and pursuant to this Agreement, and that no other consideration would be sufficient to adequately protect Coeptis’ rights and interests under this Agreement so as to permit such sale, transfer or conveyance free and clear of Coeptis’ rights and interests under Section 363(f) of the Code.

9.13          Exclusion of Damages. EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 6.2 AND 6.3 WITH RESPECT TO CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES awarded to a Third Party in connection with a Third Party Claim, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF GOODWILL OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR CLAIMS.

[Signature Page Follows]

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IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the date of this Agreement.

Deverra Therapeutics, Inc.	Coeptis Therapeutics Holdings, Inc.

By /s/ Michael Yurkowsky	By /s/ David Mehlick
Name: Michael W. Yurkowsky	Name: David Mehalick
Title: Chief Executive Officer	Title: President and CEO

[Signature Page to Asset Purchase Agreement]

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Index to Deverra Disclosure Schedules

Section 1.5:	Assigned Contracts
Section 1.12:	List of Clinical Data
Section 1.21:	Identity of Regulatory Approvals to be Transferred
Section 1.31:	Inventory List
Section 1.36:	List of Licensed IP
Section 1.38-A:	Owned Manufacturing Documentation
Section 1.38-B:	Third Party Supplier Manufacturing Documentation
Section 1.55:	List of Regulatory Approvals
Section 1.60:	List of Sublicensed IP
Section 4.2.2:	Organization; Power and Authority
Section 4.2.3:	List of Non-Contravention Matters
Section 4.2.4:	List of Encumbrances on the Purchased Assets
Section 4.2.5(a):	List of Deverra Intellectual Property Rights
Section 4.2.5(d):	List of Exceptions to Ownership of Deverra Intellectual Property
Section 4.2.6:	List of Inventory/Equipment not Fully Owned and Controlled
Section 4.2.9:	List of all Consents/Contracts with Third Parties Related to the Purchased Assets

Index to Other Schedules

Schedule 2.5:	Other Assumed Liabilities

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EXHIBIT A

[see signed agreement executed simultaneously with closing]

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Schedule 2.5

Other Assumed Liabilities

1.                  Liabilities under Section 2.8(c) of that certain Asset Purchase Agreement dated February 5, 2020, between Deverra and Nohla Therapeutics, Inc. (as amended, the “Nohla APA”), as amended by that certain Fourth Amendment to Asset Purchase Agreement (the “Fourth Amendment”, which Fourth Amendment amends and restates Section 2.8 of the Nohla APA), but only in the event and to the extent that such Liabilities relate to or arise from an NK Milestone Payment (as defined in the Fourth Amendment) that is triggered by the enrollment by Coeptis of a Phase 3 Trial (as defined in the Fourth Amendment) of an NK Immune Cell Therapy (as defined in the Fourth Amendment) in the third indication being pursued by Coeptis. For the avoidance of doubt, Coeptis will not assume any other Liabilities or obligations in respect of the Nohla APA, including, without limitation, any obligation to make the FDA Milestone Payment (as defined in the Nohla APA) or any other Liabilities relating to or arising from the FDA Milestone Payment.

2.                  All future Liabilities under the Fred Hutch CTA related to post-Closing activities, as well as the outstanding balance currently due thereunder in the approximate amount of $290,579.

3.                  All Liabilities under the Duke CTA, not to exceed the total budget of $686,794.37 as approved in the Duke CTA.

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